EXHIBIT 3.2
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              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

                          ACTIVECORE TECHNOLOGIES, INC.

     ActiveCore Technologies, Inc., a Nevada corporation ("Corporation") by its President and Secretary, does hereby certify that a meeting of the Shareholders was duly called and held on the 28th day of May, 2003, at which meeting a quorum of the Shareholders was present in person or by proxy, and that by the affirmative vote of the holders of shares entitling them to exercise at least a majority of the voting power, being approximately seventy-six percent (76%) of the voting power of the Corporation, the following amendment to the Articles of Incorporation was adopted to supersede and take the place of the existing Article and any prior amendments thereto:

     Article 3 of the Articles of  Incorporation  is hereby  amended by deleting
Article 3 and adding a new Article 3, which shall read as follows:

ARTICLE 3. SHARES OF STOCK

     (A) CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the corporation is authorized to issue is Five Hundred and Fifty Million (550,000,000) shares, each with a par value of $0.001 Per share. Five Hundred Million (500,000,000) shares shall be Common Stock and Fifty Million (50,000,000) shares shall be Preferred Stock.

     (B) RIGHTS, PREFERENCES AND RESTRICTIONS OR PREFERRED STOCK. The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized, within the limitations and restrictions prescribed by law or stated in these Articles of Incorporation, and by filing a certificate pursuant to applicable law of the State of Nevada, to provide for the issuance of Preferred Stock in series and (i) to establish from time to time the number of shares to be included in each such series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations of restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preferences of any wholly unissued series of shares of Preferred Stock; and (iii) to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status, which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     (C) RIGHTS OF COMMON STOCK. The Common Stock authorized by these Articles of Incorporation shall be equal in all respects to every other share of the common stock of the corporation.

     IN  WITNESS   WHEREOF,   this  Certificate  of  Amendment  of  Articles  of
Incorporation of ActiveCore Technologies, Inc. has been executed this 17th day of June, 2003.



/s/ Brian J. MacDonald
-------------------------------------
Brian J. MacDonald, Its President



/s/ Graham Lowman
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Graham Lowman, Its Acting Secretary

                                   EXHIBIT 3.2

                               Filed # (illegible)
                                   JUL 18 2003
                                IN THE OFFICE OF
                                   DEAN HELLER
                         DEAN HELLER, SECRETARY OF STATE

DEAN HELLER
Secretary of State

202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684 5708

IMPORTANT: READ ATTACHED INSTRUCTIONS BEFORE COMPLETING

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              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
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                         FOR NEVADA PROFIT CORPORATIONS
                         ------------------------------
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)
                             - REMIT IN DUPLICATE -


1.   Name of corporation: ActiveCore Technologies, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

           Article 3.

           Please see attached for full wording of the article being amended.












3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 76% *

4.   Officer Signature (Required):

/s/ Graham Lowman                        /s/ Brian MacDonald
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*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.